UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                              August 26, 2002
                ------------------------------------------------
                Date of Report (Date of Earliest Event Reported)

                        Commission File Number: 000-29727

                               PARTSBASE, INC.
             ------------------------------------------------------
             (Exact Name Of Registrant As Specified In Its Charter)

            Delaware                                           76-0604158
    -------------------------------                        --------------------
    (State or Other Jurisdiction of                          (IRS Employer
    Incorporation or Organization)                         Identification No.)

                                905 Clint Moore Road
                         Boca Raton, Florida 33487-8233
                     ---------------------------------------
                    (Address of Principal Executive Offices)

                                 (561) 953-0700
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
           ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)




ITEM 5.  OTHER EVENTS.


On August 26, 2002, the Company entered into a definitive merger agreement with Hammond I, Inc., a corporation wholly owned and controlled by Robert A. Hammond , Jr., the Chief Executive Officer, President Chairman of the Board of Directors and majority stockholder of PartsBase, Hammond Acquisition Corp., a wholly owned subsidiary of Hammond I, Inc. and Robert A. Hammond, Jr., a copy of which is attached to this Form 8-K as Exhibit 2.1, (the "Agreement"). Under the terms of the Agreement, Hammond Acquisition Corp. will merge with PartsBase and PartsBase shall be the surviving corporation. The stockholders of PartsBase (other than Mr. Hammond, those stockholders owned or controlled by Mr. Hammond and stockholders of PartsBase who exercise their dissenters' rights under Delaware law) will receive a cash payment of $1.41 per share of common stock.

The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of PartsBase (other than the shares owned or controlled by Mr. Hammond). The closing of the proposed transaction is subject to, among other things, (i) approval of the proposed transaction by the affirmative vote of the majority of the outstanding shares of PartsBase and a majority of the outstanding shares of Common Stock not beneficially owned or controlled by Mr. Hammond not voting against the proposed transaction; (ii)the financial advisor to PartsBase not revoking, modifying or changing its fairness opinion delivered to PartsBase on August 26, 2002; (iii) receipt of any regulatory approvals and third party consents; and (iv) the settlement of pending class action litigation seeking to restrain the consummation of the proposed transaction.

A copy of the Company's press releases pertaining to the Agreement included herein as Exhibit 99.1 and is incorporated herein by reference and the foregoing descriptions of such document is qualified in its entirety by reference to such exhibit. The press release should be read in conjunction with the Note Regarding Forward Looking Statements, which is included in the text of such press release.

     ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.

Exhibit        Description
-------  -----------------------------------------------------------------------
 2.1 Agreement and Plan of Merger dated August 26, 2002 among Hammond I, Inc., Hammond Acquisition Corp. and Robert A. Hammond Jr.

99.1 Press Release Issued by the Company on August 26, 2002 regarding the Company's acceptance of the Hammond Group's offer to purchase the Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           PARTSBASE, INC.


                                         /s/ Robert A. Hammond, Jr.
                                         ---------------------------------
                                         Robert A. Hammond, Jr., President


Date: August 29, 2002

                                  EXHIBIT INDEX


Exhibit  Description
2.1 Agreement and Plan of Merger dated August 26, 2002 among Hammond I, Inc., Hammond Acquisition Corp. and Robert A. Hammond Jr.

99.1 Press Release Issued by the Company on August 26, 2002 regarding the Company's acceptance of the Hammond Group's offer to purchase the Company.

EXHIBIT 2.1
Agreement and Plan of Merger dated August 26, 2002 among Hammond I, Inc., Hammond Acquisition Corp. and Robert A. Hammond, Jr.


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 26, 2002

                                      AMONG

                   HAMMOND I, INC., HAMMOND ACQUISITION CORP.,
                             ROBERT A. HAMMOND, JR.

                               AND PARTSBASE, INC.







                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I THE MERGER...................................................        2
   1.1      The Merger.................................................        2
   1.2      Closing....................................................        2
   1.3      Effective Time of the Merger...............................        2
   1.4      Effects of the Merger......................................        2
   1.5      Certificate of Incorporation; Bylaws.......................        3
   1.6      Directors; Officers........................................        3

ARTICLE II CANCELLATION OF THE CAPITAL STOCK OF THE
           COMPANY AND PAYMENT WITH RESPECT THERETO....................        3
   2.1      Effect on Capital Stock....................................        3
   2.2      Delivery of Merger Consideration...........................        4
   2.3      Stock Options and Warrants with
             Respect to Company Common Stock...........................        6

ARTICLE III REPRESENTATIONS AND WARRANTIES.............................        6
   3.1      Representations and Warranties of the Company..............        6
   3.2      Representations and Warranties of Hammond,
             Hammond I, Inc. and Merger Sub............................       11

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS...................       13
   4.1      Covenants of Company.......................................       13
   4.2      Covenants of Hammond, Hammond I, Inc. and Merger Sub.......       16
   4.3      Competing Transactions.....................................       16

ARTICLE V ADDITIONAL AGREEMENTS........................................       17
   5.1      Preparation of the Proxy Statement and Schedule 13E-3......       17
   5.2      Stockholders' Meeting......................................       17
   5.3      Legal Conditions to Merger.................................       18
   5.4      Brokers or Finders.........................................       18
   5.5      Shareholder Lists..........................................       19
   5.6      Shareholder Litigation.....................................       19
   5.7      Communication to Employees.................................       19

ARTICLE VI CONDITIONS PRECEDENT........................................       19
   6.1      Conditions to Each Party's Obligation To Effect the Merger.       19
   6.2      Conditions to Obligations of Hammond, Hammond I, Inc. and
             Merger Sub................................................       20
   6.3      Conditions to Obligations of Company.......................       21

ARTICLE VII TERMINATION AND AMENDMENT..................................       22
   7.1      Termination................................................       22
   7.2      Effect of Termination......................................       23
   7.3      Fees, Expenses and Other Payments..........................       23
   7.4      Amendment..................................................       24
   7.5      Extension; Waiver..........................................       25

ARTICLE VIII GENERAL PROVISIONS........................................       25
   8.1      Survival of Representations, Warranties and Agreements.....       25
   8.2      Notices....................................................       25
   8.3      Certain Definitions........................................       26
   8.4      Interpretation.............................................       27
   8.5      Counterparts...............................................       28
   8.6      Entire Agreement; No Third Party Beneficiaries;
             Rights of Ownership.......................................       28
   8.7      Governing Law; Consent to Jurisdiction.....................       28
   8.8      Severability; No Remedy in Certain Circumstances...........       28
   8.9      Publicity..................................................       29
   8.10     Assignment.................................................       29
   8.11     Adjustment.................................................       29

EXHIBIT A Certificate of Incorporation of Merger Sub...................       31

EXHIBIT B Bylaws of Merger Sub.........................................       34

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 26, 2002, among Hammond I, Inc., a Florida corporation ("Hammond I, Inc."), Hammond Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Hammond I, Inc. ("Merger Sub"), Robert A. Hammond, Jr. ("Hammond") and PartsBase, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, Hammond I, Inc. together with its affiliates, including Hammond, are the beneficial owners of 9,150,000 shares of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), which represents approximately 64.7% of the outstanding shares of Company Common Stock (not including outstanding shares held by the Company in its treasury or by its Subsidiaries).

     WHEREAS, Hammond I, Inc. has proposed that Hammond I, Inc. acquire (the "Acquisition") all of the issued and outstanding shares of the Company's Common Stock not beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) (the "Shares") by Hammond I, Inc., Merger Sub, Hammond or any other Affiliate (as hereinafter defined), other than the Company, of Hammond I, Inc. (collectively, the "Acquisition Group").

     WHEREAS, in furtherance of the Acquisition, it is proposed that Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein.

     WHEREAS, a special committee of the Board of Directors of the Company (the "Board"), consisting entirely of non-management directors of the Company who are not Affiliates (as defined below) of the Acquisition Group (the "Independent Committee"), was established for, among other purposes, the purpose of evaluating the Acquisition and making a recommendation to the Board with regard to the Acquisition.

     WHEREAS, the Independent Committee has received the opinion of vFinance Capital LLC (the "Independent Advisor"), an independent financial advisor to the Independent Committee, which was selected by it, that, as of August 26, 2002, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view.



     WHEREAS, the Independent Committee, has, after consultation with the Independent Advisor and Epstein Becker & Green, P.C., independent legal counsel selected by the Independent Committee, and in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and
(iii) determined to recommend that the Board and the stockholders of the Company vote to adopt this Agreement.

     WHEREAS, the Board, based on the unanimous recommendation and approval of the Independent Committee, has, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares;
(ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement. The Board also has consulted with Epstein Becker & Green, P.C., as counsel for the Independent Committee.

     WHEREAS, the respective boards of directors of Hammond I, Inc. and Merger Sub have approved this Agreement; and Hammond I, Inc. as the sole stockholder of Merger Sub, has adopted this Agreement.

     WHEREAS, the Company, Hammond I, Inc. and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "PartsBase, Inc."

     1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Surviving Corporation shall file a certificate of merger conforming to the requirements of Subchapter IX of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time thereafter as is provided in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

     1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.5   Certificate of Incorporation; Bylaws.

           (a) The certificate of incorporation of Merger Sub which is attached as Exhibit A hereto, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I of the certificate of incorporation of the Surviving Corporation shall be amended by the Certificate of Merger to read as follows:
"The name of the corporation is: PartsBase, Inc."

           (b) The bylaws of Merger Sub which are attached as Exhibit B hereto shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.6   Directors; Officers.

           (a) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           (b) The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY
                        AND PAYMENT WITH RESPECT THERETO

     2.1   Effect on  Capital  Stock.  At  the  Effective  Time,  by   virtue of
the Merger, and without any action on the part of the holder thereof:

           (a) subject to Section 2.1(e), each Share issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash, without interest, equal to $1.41 (the "Merger" Consideration") in the manner provided in Section 2.2 hereof;


           (b) each share of Company Common Stock issued and held in the Company's treasury or held by any Subsidiary of the Company immediately prior to the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

           (c)   each  share of Company Common  Stock  held by any member of the
Acquisition   Group  immediately  prior  to  the  Effective  Time  shall  remain outstanding;

           (d) each shar e of common stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

           (e) notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, Hammond I, Inc. will not make any payment of Merger Consideration with respect to Shares held by any person (a "Dissenting Stockholder") who elects to demand appraisal of such Dissenting Stockholder's Shares and duly and timely complies with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their shares ("Dissenting Shares"), but such Dissenting Stockholders shall have the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the laws of the State of Delaware. If, after the Effective Time, a Dissenting Stockholder withdraws such Dissenting Stockholder's demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder's right of appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder's Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to
Section 2.1(a). The Company will give Hammond I, Inc. (i) prompt notice of any demands for appraisal of Dissenting Shares received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Hammond I, Inc., make any payment with respect to, or enter into any negotiations or discussions or a binding settlement agreement or make an offer, written or oral, to settle, any such demands.

     2.2   Delivery of Merger Consideration.

           (a) Payment Agent. As of the Effective Time, Hammond I, Inc. shall deposit, or shall cause to be deposited, with a bank or trust company designated by Hammond I, Inc. (the "Payment Agent"), and reasonably acceptable to the Company, for the benefit of the holders of Shares, for payment in accordance with this Article II through the Payment Agent, the Merger Consideration to be paid in respect of all Shares (such funds deposited with the Payment Agent, the "Payment Fund"). If requested in writing by Hammond I, Inc., the Payment Fund shall be made available by the Company to the Payment Agent from Company available cash.


           (b) Payment Procedures. Within five (5) business days after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Hammond I, Inc. may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if Hammond I, Inc. so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Company's transfer agent and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto as contemplated by this Section 2.2. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate.

           (c) No Further Ownership Rights in the Shares. The Merger Consideration paid with respect to the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

           (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration. Upon termination of the Payment Fund pursuant to this subsection and upon delivery to the Surviving Corporation of the balance thereof, the Surviving Corporation shall have the right to invest any such amount delivered to it in its sole discretion.


           (e) None of the Surviving Corporation, Hammond I, Inc. or the Payment Agent shall be liable to any holder of a Certificate or the shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

           (f) Investment of Payment Fund. The Payment Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation, in
(i) obligations of or guaranteed by the United States, and (ii) certificates of deposit, bank repurchase agreements and bankers' acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $500 million or in money market funds which are invested substantially in such investments, none of which shall have maturities of greater than one year. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation.

           (g) Withholding Rights. Hammond I, Inc. or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Shares represented thereby such amounts (if any) as Hammond I, Inc. or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Hammond I, Inc. or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Hammond I, Inc. or the Payment Agent.

     2.3 Stock Options and Warrants with Respect to Company Common Stock. The Company shall take all actions necessary pursuant to the terms and provisions of any outstanding options and warrants to acquire shares of Company Common Stock, to cause the following: except as specifically disclosed in the Company Disclosure Letter (as hereinafter defined), all outstanding options and warrants to acquire shares of Company Common Stock granted under the Company Stock Option Plans (the "Company Stock Plan") or otherwise (the "Company Stock Options") will terminate and expire as of the Effective Time. The Company shall give written notice to the holders of all Company Stock Options of the foregoing and each such Company Stock Option shall thereafter be canceled. All actions required to be taken pursuant to this Section 2.3(a) with respect to Company Stock Options has been, or prior to the Effective Time will be, taken by the Company. The Company may permit holders of Company Stock Options to exercise such Company Stock Options prior to the Effective Time by accepting as payment therefor a portion of the number of shares issuable upon such exercise with a value equal to the aggregate exercise price of such Company Stock Options valued at the merger consideration.



                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Hammond I, Inc. and Merger Sub that, except as specifically disclosed in the letter dated the date hereof and delivered by the Company to Hammond I, Inc. simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"):

           (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good corporate standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company has made available to Hammond I, Inc. true and complete copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended to date. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary of the Company is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

           (b) Subsidiaries. The Company owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its Subsidiaries free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. Other than the capital stock or other interests held by the Company in such Subsidiaries, neither the Company nor any such Subsidiary owns any direct or indirect equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock in each of its corporate Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations. There are no irrevocable proxies or similar obligations with respect to such capital stock of such Subsidiaries and no equity securities or other interests of any of its Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such Subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

           (c)   Capital Structure.

                 (i) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, 2,000,000 shares of Preferred Stock, none of which are outstanding. As of the date hereof, (A) 13,977,920 shares of Company Common Stock were outstanding, (B) 1,007,938 Company Stock Options were outstanding, each such option entitling the holder thereof to purchase one share of Company Common Stock, (C) 1,839,887 shares of Company Common Stock are authorized and reserved for issuance upon the exercise of outstanding Company Stock Options, and (D) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries.

                 (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding.

                 (iii) All outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable and free of preemptive rights. All shares of Company Common Stock subject to issuance upon the exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                 (iv)   Except for this  Agreement,  the Company Stock Plans, as
set forth in the Company's annual report on Form10-K for the fiscal year ended December 31, 2001 and as disclosed in the Company Disclosure Letter, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement for consideration per share of less than the Merger Consideration. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

           (d)   Authority.

                 (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than such approval by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders (the "Stockholders' Meeting") is the only vote of the Company's stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement, provided that a majority of the Shares do not vote against approval of this Agreement, the Merger and the transactions contemplated thereby. The Independent Committee has been duly authorized and constituted and the Board, based on the approval and recommendation of the Independent Committee at a meeting duly called and held, has (A) determined that
(x) the Merger Consideration is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares, and (B) approved and declared the advisability of this Agreement in accordance with the provisions of the DGCL. The Independent Committee has received the written opinion (the "Fairness Opinion") of the Independent Advisor to the effect that, as of the date of this Agreement the Merger Consideration to be paid to holders of Shares is fair to such holders from a financial point of view, and, as of the date hereof, such Fairness Opinion has not been withdrawn.

                 (ii) Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Certificate of Merger as contemplated by Section 1.3, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration, loss or creation, a "Violation") pursuant to, (x) any provision of the certificate of incorporation or bylaws of the Company or the governing instruments of any Subsidiary of the Company or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Company Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets except Violations under clause (y) which would not be reasonably expected to have a Material Adverse Effect on the Company.

                 (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof, the failure to obtain which would be reasonably expected to have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger, (2) a Transaction Statement on Schedule 13E-3 (as hereinafter defined) and (3) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, and (c) filings pursuant to the rules of the NASDAQ Stock Market.

           (e) SEC Documents. All the documents (other than preliminary material) that the Company was required to file with the SEC for the past three years including, without limitation, each report, schedule, registration statement and definitive proxy statement filed by the Company (as such documents have since the time of their filing been amended, the "Company SEC Documents"), have been timely filed. As of their respective dates, (i) the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed on a non-confidential basis as of the date of this Agreement. The consolidated financial statements of the Company included in the Company SEC Documents (including, without limitation, the audited balance sheet and related statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2001, as audited by Deloitte & Touche, LLP (such balance sheet is referred to hereinafter as the "Balance Sheet" and the Balance Sheet and related statements are referred to hereinafter as the "Year-End Financial Statements")), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP. As of December 31, 2001, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) and which were not reflected on the Balance Sheet. Since December 31, 2001, except as and to the extent set forth in the Company's SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a Material Adverse Effect on the Company. All agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

           (f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 (other than information concerning Hammond, Hammond I, Inc. or Merger Sub provided in writing by Hammond I, Inc. or Merger Sub or their counsel specifically for inclusion or incorporation by reference therein) will, at the date of mailing to stockholders of the Company and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and Schedule 13E-3 (except for information concerning Hammond, Hammond I, Inc. or Merger Sub provided in writing by Hammond, Hammond I, Inc. or Merger Sub or their counsel specifically for inclusion or incorporation by reference therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

           (g) Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or in the Company SEC Documents, since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.


           (h) Litigation. Except as set forth on the Company Disclosure Letter, there are no material claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations ("Litigation") pending against the Company or any of its Subsidiaries, or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing or, to the best knowledge of the Company, threatened material orders, judgments or decrees of any court or other Governmental Entity which specifically apply to the Company, any of its Subsidiaries or any of their respective properties or assets.

           (i) Section 203 of the DGCL and the Certificate of Incorporation. The Board and the Independent Committee has approved the Merger and this Agreement, and such approval is sufficient to comply with or render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement. No provision of the certificate of incorporation, bylaws and/or other governing instruments of the Company or any of its Subsidiaries would restrict or impair the ability of Hammond I, Inc. to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any of its Subsidiaries that may be acquired or controlled by Hammond I, Inc.

           (j) Opinion of Financial Advisor. The Independent Committee has received the opinion of the Independent Advisor dated as of August 26, 2002, to the effect that, as of such date, the consideration to be received by the holders of the Shares pursuant to this Agreement is fair to holders of the Shares from a financial point of view, a signed copy of which opinion has been delivered to Hammond I, Inc.

           (k) Merger Consideration. If requested to do so in writing by Hammond I, Inc., the Company will provide to the Payment Agent, for deposit into the Payment Fund, funds in an amount equal to the Merger Consideration to be paid in respect of all Shares.

     3.2 Representations and Warranties of Hammond, Hammond I, Inc. and Merger Sub. Hammond, Hammond I, Inc. and Merger Sub jointly and severally represent and warrant to the Company as follows:

           (a) Organization, Standing and Power. Each of Hammond I, Inc. and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hammond I, Inc. or Merger Sub.

           (b)   Authority.

                 (i) Hammond I, Inc. and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Hammond I, Inc. or Merger Sub, as the case may be. This Agreement has been duly executed and delivered by Hammond, Hammond I, Inc. and Merger Sub and constitutes a valid and binding obligation of Hammond, Hammond I, Inc. or Merger Sub, as the case may be, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                 (ii) Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Certificate of Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the certificate of incorporation or bylaws of Hammond I, Inc., any provision of the certificate of incorporation or bylaws of Merger Sub, or the governing instruments of any other Subsidiary of Hammond I, Inc. or (y) except as disclosed in the letter dated the date hereof and delivered by Hammond I, Inc. to the Company simultaneously with the execution and delivery of this Agreement (the "Hammond I, Inc. Disclosure Letter") and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Hammond I, Inc. Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hammond, Hammond I, Inc., Merger Sub or any other Subsidiary of Hammond I, Inc. or their respective properties or assets except Violations under clause (y) above which do not or would not reasonably be expected to have a Material Adverse Effect on Hammond I, Inc.

                 (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Hammond, Hammond I, Inc., Merger Sub or any other Subsidiary of Hammond I, Inc. in connection with the execution and delivery of this Agreement by Hammond, Hammond I, Inc. and Merger Sub, the consummation by Hammond, Hammond I, Inc. or Merger Sub, as the case may be, of the transactions contemplated hereby, and compliance by Hammond, Hammond I, Inc. and Merger Sub with any of the provisions hereof, the failure to obtain which would reasonably be expected to have a Material Adverse Effect on Hammond I, Inc. except for (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the filing of the
Schedule 13E-3, and (B) the filing of the Certificate of Merger as contemplated by Section 1.3 and appropriate documents with the relevant authorities of states in which Hammond I, Inc. and Merger Sub are qualified to do business.

           (c) Information Supplied. None of the information concerning Hammond, Hammond I, Inc. or Merger Sub provided by or on behalf of Hammond I, Inc. or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (d) Interim Operations of Merger Sub. Merger Sub was incorporated on May 15, 2002, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Hammond I, Inc. shall otherwise consent in writing):

           (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them. The Company and its Subsidiaries shall maintain in force all insurance policies and Consents (as defined in Section 6.1) with respect to the

Company and its Subsidiaries and shall maintain all assets and properties of the Company and its Subsidiaries in customary repair, order and condition, reasonable wear and tear excepted. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business or
(ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Company Disclosure Letter. The
Company and its Subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not be reasonably expected to have a Material Adverse Effect on the Company.

           (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a Subsidiary of the Company to the Company or one of its Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except as set forth on the Company Disclosure Schedule, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

           (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock pursuant to exercises of Company Stock Options or Company Common Stock awards to directors listed in the Company Disclosure Letter.

           (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its Subsidiaries to amend, their respective certificates of incorporation, bylaws or other governing instruments.

           (e) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to the Company.

           (f) No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except as disclosed in the Company

Disclosure Letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

           (g) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt,
(y) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person other than a Subsidiary, except for advances to Company employees for travel or other business expenses in accordance with past practice.

           (h) Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e) and the Company shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Hammond I, Inc., and the Company shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

           (i) Advice of Changes; Government Filings. The Company shall confer on a regular basis with Hammond I, Inc., report on operational matters and promptly advise Hammond I, Inc., orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by the Company with the SEC between the date of this Agreement and the Effective Time and shall deliver to Hammond I, Inc. copies of all such reports promptly after the same are filed. The Company shall cooperate with Hammond I, Inc. in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Hammond I, Inc.'s approval, paying any such fees or expenses. The Company shall promptly provide Hammond I, Inc. with copies of all other filings made by the Company with any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

           (j) Accounting Methods. The Company shall not change its methods of accounting in effect at December 31, 2001, except as required by changes in GAAP as concurred in by the Company's independent auditors.


           (k) Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Hammond I, Inc. except as set forth in the Company Disclosure Letter or contemplated by this Agreement, (i) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or
(iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of the Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

                 (l) Tax Elections. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, the Company shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

     4.2 Covenants of Hammond, Hammond I, Inc. and Merger Sub. Except as expressly contemplated by this Agreement, after the date hereof and prior to the Effective Time, without the prior written consent of the Company:

           (a) Other Actions. Neither Hammond, Hammond I, Inc. nor Merger Sub shall, nor shall Hammond I, Inc. or Merger Sub permit any of their respective Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of their or the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them or of the Company to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e). Without limiting the generality of the foregoing, Hammond I, Inc. and Hammond agree to vote all shares of Company Common Stock held by them in favor of the Merger.

           (b) Government Filings. Hammond I, Inc. shall cooperate with the Company in determining whether any filings are required to be made with, or consents required to be obtained from, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents. Hammond I, Inc. shall promptly provide the Company with copies of all other filings made by the Hammond I, Inc. with any state or Federal Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

     4.3 Competing Transactions. Nothing contained in this Agreement shall prohibit the Company from, prior to the date of the Stockholder's Meeting (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to the Company with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, if, (A) the failure to take such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to the Company's stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides at least two (2) business days prior notice to Hammond I, Inc. to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person a fully executed confidentiality agreement, (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to the Company's stockholders under applicable law.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1   Preparation of the Proxy Statement and Schedule 13E-3.

           (a) The Company shall as promptly as practicable prepare and file a proxy or information statement relating to the Stockholders' Meeting (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time. The Company will notify Hammond I, Inc. promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Hammond I, Inc. with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Hammond I, Inc. reasonably objects. The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board described in Section 5.2, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.


           (b) The Company, Hammond I, Inc., and Merger Sub shall together prepare and file a Transaction Statement on Schedule 13E-3 (together with all amendments and exhibits thereto, the "Schedule 13E-3") under the Exchange Act. Each of Hammond, Hammond I, Inc. and Merger Sub shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

     5.2 Stockholders' Meeting. Subject to the Committee's receipt of the written opinion of the Independent Advisor dated as of the date of the mailing of the Proxy Statement to the stockholders of the Company, that the consideration to be received by such stockholders pursuant to this Agreement is fair, from a financial point of view, to such stockholders (the "Updated Fairness Opinion"), the Company shall call the Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company will, through its Board and the Independent Committee, recommend to its stockholders approval of such matters, unless the taking of such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to stockholders under applicable laws. The Company shall solicit from Company stockholders entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Hammond I, Inc., helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger. The Company shall coordinate and cooperate with Hammond I, Inc. with respect to the timing of such meeting.

     5.3 Legal Conditions to Merger. Each of the Company, Hammond and Hammond I, Inc. shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the approval of stockholders of the Company described in Section 6.1 (a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Each of the Company and Hammond I, Inc. will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

     5.4 Brokers or Finders. Except as disclosed to the other party in writing prior to the date hereof, each of Hammond I, Inc. and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to Hammond I, Inc. prior to the date of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

     5.5 Shareholder Litigation. The Company shall give Hammond I, Inc. the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the Company's and Hammond I, Inc.'s consent, which shall not be unreasonably withheld.

     5.6 Communication to Employees. The Company and Hammond I, Inc. will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement. Upon reasonable notice, the Company shall provide Hammond I, Inc. access to the Company's and its Subsidiaries' employees and facilities.

     5.7   Indemnification; Directors' and Officers' Insurance.

           (a) From and after the Effective Time, the Surviving Corporation shall provide exculpation, indemnification and advancement of expenses for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") which is the same as the exculpation, indemnification and advancement of expenses provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Certificate of Incorporation, Bylaws and existing contractual agreements as in effect at the close of business on the date hereof; provided, that such exculpation, indemnification and advancement of expenses covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

           (b) The Surviving Corporation shall maintain in effect for a period of five (5) years from the Effective Time "tail" directors' and officers' liability insurance with a term, coverage amount and other terms and conditions as are at least as favorable as those of the directors' and officers' liability insurance presently maintained by the Company (the "Tail Policy"). The Surviving Corporation shall provide the Company with a true and complete copy of a binder with respect to the Tail Policy prior to the Effective Time, and shall use its best efforts to provide to the Company a true and complete copy of the Tail Policy as proposed to be issued prior to the Effective Time. The premium for the Tail Policy shall be paid in full prior to the Effective Time.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and a majority of the Shares entitled to vote thereon shall not have voted against adoption of this Agreement.

           (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

           (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     6.2 Conditions to Obligations of Hammond, Hammond I, Inc. and Merger Sub. The obligations of Hammond, Hammond I, Inc. and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Hammond, Hammond I, Inc. and Merger Sub:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time, except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all respects as of such date or with respect to such period.

           (b) Performance of Obligations of Company. The Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Hammond I, Inc. shall have received a certificate signed on behalf of the Company by an officer of the Company and by the Chief Financial Officer of the Company to such effect.

           (c) Appraisal Rights. Dissenting Shares shall constitute less than 5% of all shares of Company Common Stock outstanding immediately prior to the Effective Time.

           (d) Consents Under Agreements. The Company shall have obtained the consent or approval of, except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

           (e) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Hammond I, Inc., the Surviving Corporation or their respective Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Hammond I, Inc. or any of its Subsidiaries to dispose of any asset which is material to Hammond I, Inc. prior to the Effective Time.

           (f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

           (g) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Hammond I, Inc., and Hammond I, Inc. shall have received copies of all such documents and other evidences as Hammond I, Inc. may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

           (h) No Action. As of the Effective Time, no action, suit or proceeding shall be pending (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from the Company, Hammond I, Inc. or Merger Sub any damages which would reasonably be expected to result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (e) above, except such actions, suits or proceedings, the settlement of which shall be effective as of the Effective Time.

     6.3 Conditions to Obligations of Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

           (a) Representations and Warranties. The representations and warranties of Hammond, Hammond I, Inc. and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time, except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all respects as of such date or with respect to such period.

           (b) Performance of Obligations of Hammond, Hammond I, Inc. and Merger Sub. Hammond, Hammond I, Inc. and Merger Sub shall have performed and complied in all material respects with all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Hammond I, Inc. by the President and Chief Executive Officer of Hammond I, Inc. or a Corporate Vice President of Hammond I, Inc., and by the Senior Vice President and Chief
Financial Officer of Hammond I, Inc. or the Corporate Vice President and Treasurer of Hammond I, Inc. to such effect.

           (c) No Action. As of the Effective Time, no action, suit or proceeding shall be pending (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from the Company, Hammond I, Inc. or Merger Sub any damages which would reasonably be expected to result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in Section 6.2(e) above, except such actions, suits or proceedings, the settlement of which shall be effective as of the Effective Time; provided, however, that the parties hereto acknowledge that certain other actions, suits or proceedings not of the type described in this section may be pending as of the Effective Time.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

           (a) by mutual consent of Hammond I, Inc. and the Company in a written instrument, whether or not the Merger has been approved by the stockholders of the Company;

           (b) by Hammond I, Inc. on behalf of itself, Hammond and Merger Sub, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach is not cured within ten (10) days after written notice of such breach from Hammond I, Inc. to the Company, or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 6.2, would be incapable of being satisfied by January 31, 2003 (or such later date as Hammond I, Inc. may agree to in writing), in each case only if Hammond did not have actual knowledge of, and did not cause, such breach or untruth;

           (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Hammond I, Inc. or Merger Sub set forth in this Agreement, which breach is not cured within ten (10) days after written notice of such breach from the Company to Hammond I, Inc., or if any representation or warranty of Hammond I, Inc. or Merger Sub shall have become untrue such that the conditions set forth in Section 6.3, would be incapable of being satisfied by January 31, 2003;

           (d) by either Hammond I, Inc. or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

           (e) by either Hammond I, Inc. or the Company if the Merger shall not have been consummated on or prior to January 31, 2003 (or such later date as may be agreed to in writing by the Company and Hammond I, Inc.) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

           (f) by either Hammond I, Inc. or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a Stockholders' Meeting or at any adjournment thereof;

           (g) by Hammond I, Inc., if the Independent Committee or the Board shall have (i) withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Hammond I, Inc. or Merger Sub or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of the Company a Competing Transaction or a Superior Proposal, entered into an agreement with respect to a Competing Transaction or Superior Proposal or shall have resolved to do the foregoing;

           (h) by Hammond I, Inc., if (i) a tender offer or exchange offer or a proposal by a third party to acquire the Company or the Shares pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (ii) the Company shall not have made a recommendation to the stockholders of the Company to reject such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner;

           (i) by the Company, if the Independent Committee and the Board authorize the Company to enter into a written agreement with respect to a Competing Transaction that the Independent Committee and the Board have determined is a Superior Proposal; provided however, that, the Company shall not terminate this Agreement pursuant to this Section 7.1(i) and enter into an agreement for such a Competing Transaction until the expiration of five business days following Hammond I, Inc.'s receipt of a written notice advising Hammond I, Inc. that the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying written documentation) and identifying the Person making such Superior Proposal. After providing such notice, the Company shall provide a reasonable opportunity to Hammond I, Inc. during such five business day period to agree to such adjustments in the terms and conditions of this Agreement as would enable Hammond I, Inc. and the Company to proceed with the Merger on such adjusted terms.

     7.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by either the Company or Hammond I, Inc. as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Hammond I, Inc., Merger Sub, Hammond or the Company or their respective officers or directors except with respect to the Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof, except that in the event of a termination of this Agreement, no party shall have any right to the recovery of expenses except as provided in Section 7.3.

     7.3   Fees, Expenses and Other Payments.

           (a) Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

           (b) The Company agrees that if this Agreement shall be terminated pursuant to:

                 (i) Section 7.1(f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of the stockholders of the Company called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Competing Transaction which either (x) the Board or the Independent Committee has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

                 (ii)   Section 7.1(g), Section 7.1(h) or Section 7.1(i);

then in each such event the Company shall pay to Hammond I, Inc. an amount equal to Hammond Inc.'s actual out-of-pocket expenses incurred in connection with this Agreement or the transactions contemplated hereby.

           (c) Any payment required to be made pursuant to this Section 7.3 shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Hammond I, Inc., except that any payment to be made as the result of an event described in Section 7.3(b)(i) or clause (y) of Section 7.3(b)(i) shall be made as promptly as practicable but not later than five business days after the date on which a Competing Transaction shall have been consummated.

     7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Hammond I, Inc., but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Survival of Representations, Warranties and Agreements. The representations and warranties made by the parties contained in this Agreement and any other agreement delivered pursuant hereto or made in writing by or on behalf of the parties shall not survive beyond the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Hammond, Hammond I, Inc. or Merger Sub, to:

                           Hammond I, Inc.
                           905 Clint Moore Road
                           Boca Raton, Florida 33487
                           Attention: Robert A. Hammond, Jr.
                           Facsimile: (561) 953-0787

                           With a copy to:

                           Adorno & Yoss, P.A.
                           350 East Las Olas Boulevard, Suite 1700
                           Fort Lauderdale, Florida 33301
                           Attention: Joel D. Mayersohn, Esq.
                           Facsimile: (954) 766-7800

                  (b)      if to the Company, to:

                           PartsBase, Inc.
                           905 Clint Moore Road
                           Boca Raton, Florida 33487
                           Attention: Chief Financial Officer
                           Facsimile: (561) 953-0787


                           With copies to:

                           Epstein Becker & Green, P.C.
                           111 Huntington Avenue
                           Boston, Massachusetts 02199
                           Attention:  Paul D. Broude, Esq.
                           Facsimile: (617) 342-4001

     8.3   Certain Definitions. For purposes of this Agreement:

           (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

           (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities, means having "beneficial ownership" of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

           (c) "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company resulting in the Company's current shareholders owning less than a majority of the capital stock of the surviving corporation in such transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of the Company and its Subsidiaries, in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group acquiring Beneficial Ownership of 15% or more, or such person or group having increased its Beneficial Ownership beyond 15%, of the outstanding Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

           (d) "Group" means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

           (e) "Material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its Subsidiaries taken as a whole;

           (f) "Material Adverse Effect" means, with respect to the Company or Hammond I, Inc., any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred would or would reasonably be expected to (i) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, or (ii) prevent or materially delay the consummation, or increase the cost to Hammond I, Inc. or Merger Sub, of the Merger;

           (g)   "Person" means an  individual, corporation,  limited  liability
company,  partnership,   joint  venture,   association,   trust,  unincorporated
organization or other legal entity;

           (h) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

           (i) "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and the assumption of the liabilities and obligations of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that (i) is not subject to any condition that the party making the proposal obtain financing for the proposed transaction, (ii) provides holders of Company Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger, (iii) is determined by the Independent Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal),
(iv) does not, in the definitive agreement, contain any "due diligence" conditions, and (v) has not been obtained by or on behalf of the Company in violation of Section 4.3 hereof; and

           (j) Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of the Company included in the Company SEC Documents (including, without limitation, the Year-End Financial Statements and the Balance Sheet).

     8.4 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof' and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 26, 2002.

     8.5   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Sections 2.2, 2.3 and 5.5, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.7   Governing Law; Consent to Jurisdiction.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

           (b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Delaware state court or any federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.8 Severability ; No Remedy in Certain Circumstances. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Publicity. Except as otherwise required by any applicable law or rules or regulations promulgated thereunder, or by the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither the Company, Hammond nor Hammond I, Inc. shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Adjustment. All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock, between the date of this Agreement and the Effective Time, to the extent appropriate.

     IN WITNESS WHEREOF, Hammond I, Inc., Merger Sub, Hammond and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of August 26, 2002.

                  HAMMOND I, INC.

                  By:/s/Robert A.Hammond, Jr.
                     ------------------------
                  Name: Robert A. Hammond, Jr.
                  Title: President


                  HAMMOND ACQUISITION CORP.

                  By:/s/Robert A. Hammond, Jr.
                     -------------------------
                  Name:Robert A. Hammond, Jr.
                  Title:President


                  PARTSBASE, INC.

                  By:/s/Mark Weicher
                     ---------------
                  Name:Mark Weicher
                  Title:C.F.O.


                  /s/Robert A. Hammond, Jr.
                  -------------------------
                     Robert A. Hammond, Jr.

EXHIBIT 99.1

Company Press Release
           PartsBase Accepts Hammond Group's Offer to Purchase Company


Boca Raton, FL, August 26, 2002 -- PartsBase, Inc. (Nasdaq: PRTS), today announced that it has entered into a definitive merger agreement with Hammond I, Inc., a corporation wholly owned and controlled by Robert A. Hammond Jr., the Chief Executive Officer, President, Chairman of the Board and majority stockholder of PartsBase, Hammond Acquisition Corp., a wholly owned subsidiary of Hammond I, Inc. and Robert A. Hammond Jr. (the"Agreement"). Under the terms of the Agreement, Hammond Acquisition Corp. will merge with PartsBase and PartsBase shall be the surviving corporation. The stockholders of PartsBase (other than Mr. Hammond, those stockholders owned or controlled by Mr. Hammond and stockholders of PartsBase who exercise their dissenters' rights under Delaware law) will receive a cash payment of $1.41 per share of common stock.

The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of PartsBase (other than the shares owned or controlled by Mr. Hammond). The closing of the proposed transaction is subject to, among other things, (i) approval of the proposed transaction by the affirmative vote of the majority of the outstanding shares of PartsBase and a majority of the outstanding shares of Common Stock not beneficially owned or controlled by Mr. Hammond not voting against the proposed transaction; (ii)the financial advisor to PartsBase not revoking, modifying or changing its fairness opinion delivered to PartsBase on August 26, 2002; (iii) receipt of any regulatory approvals and third party consents; and (iv) the settlement of pending class action litigation seeking to restrain the consummation of the proposed transaction.

The proposed transaction may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

This press release shall not constitute an offer or a solicitation of an offer to buy or sell any securities of PartsBase or a solicitation regarding the proposed transaction.

About PartsBase, Inc.
PartsBase,   Inc.   core   business  is  as  an  online   provider  of  Internet
business-to-business e-commerce services for the aviation industry.

RNpartners, Inc., a newly formed, wholly owned subsidiary, is a provider of critical care registered nurses for temporary assignment to hospitals in Miami/Dade, Hillsborough, Orange, Palm Beach and Broward counties of the State of Florida.

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to competition from other service providers, the Companys ability to grow its subscriber and hospital base, to offer new functionality so that it will be accepted by the aviation marketplace and to attract a sufficient number of registered nurses in a limited talent pool. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the increasingly competitive and constantly changing nature of the business-to-business e-commerce market. More information about potential factors that could affect the Company's business and financial results is included in the Company's Registration Statement on Form S-1 (SEC File No. 333-94337), as amended, and the Company's reports filed pursuant to the Securities Exchange Act of 1934, including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors", and "Competition", which are on file with the SEC (http://www.sec.gov).
SOURCE PartsBase, Inc.


It is expected that PartsBase will file, among other things, a Proxy Statement with the SEC in connection with the proposed transaction and will mail the Proxy Statement to stockholders of PartsBase. Stockholders are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about PartsBase, the proposed transaction and related matters. Stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement, when available, may be also obtained from PartsBase by contacting the person identified below.

In addition to the Proxy Statement, PartsBase files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, and other information filed by PartsBase at the SEC public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. PartsBase's filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.


Contact: For more information on PartsBase:
         Mark Weicher, Chief Financial Officer (mweicher@partsbase.com)
         Phone: 561.953.0702       Fax: 561.953.0786